Exhibit 2
Item 4. Purpose of the Transaction
Item 4 of Schedule 13D is amended by adding the following:
The following is added to the end of Item 4 of Schedule 13D:
On August 24, 2016, RIVC sent a letter (the "August 24 Letter") to stockholders of the Issuer.